Exhibit 23.2

Beckstead and Watts, LLP
Certified Public Accountants

2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984
702.362.0540 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-132405) of IT&E International Group, Inc. (the “Company”) of our report dated March 22, 2005, relating to the consolidated financial statements as of and for the year ended December 31, 2004, which appear in this Form 10-KSB.

We also hereby consent to the inclusion of our report dated March 22, 2005, relating to the consolidated financial statements as of and for the year ended December 31, 2004, which appear in this Form 10-KSB in the prospectus supplement related to the Company’s Registration Statement on Form SB-2 (No. 333-131756).

/s/ Beckstead and Watts, LLP

March 30, 2006